Filed Pursuant to Rule 424(b)(3)

Registration No. 333-118053

Prospectus Supplement No. 2 dated August 26, 2009

(to Prospectus dated July 31, 2009)

Sensus USA Inc.

$275,000,000

8 5/8% Senior Subordinated Notes due 2013

This Prospectus Supplement No. 2 supplements the Prospectus, dated July 31, 2009, as supplemented, relating to our 8 5/8% Senior Subordinated Notes due 2013 (the “notes”). Goldman, Sachs & Co. is continuing to make a market in the notes pursuant to the Prospectus, as supplemented.

This Prospectus Supplement No. 2 is comprised of our current report on Form 8-K filed with the Securities and Exchange Commission on August 26, 2009.

This Prospectus Supplement No. 2 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, as supplemented. This Prospectus Supplement No. 2 updates information in the Prospectus, as supplemented, and, accordingly, to the extent inconsistent, the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus, as supplemented.

Before you invest in the notes, you should read the Prospectus, as supplemented, and other documents we have filed with the Securities and Exchange Commission for more complete information about us and an investment in the notes. You may obtain these documents for free by visiting the Securities Exchange Commission’s website at www.sec.gov.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, as supplemented, or this Prospectus Supplement No. 2 is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See “Risk Factors” beginning on page 9 of the Prospectus.

The date of this Prospectus Supplement No. 2 is August 26, 2009.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 21, 2009

Commission file number 333-113658

Sensus (Bermuda 2) Ltd.	Sensus USA Inc.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Bermuda	98-0413362	Delaware	51-0338883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8537 Six Forks Road, Suite 400, Raleigh, North Carolina 27615

(Address of principal executive offices) (Zip Code)

(919) 845-4000

(Registrants’ telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2009, the Compensation Committee of the Board of Directors of Sensus (Bermuda 2) Ltd. (the “Company”) approved a grant of options to William T. Yeates, Executive Vice President, Conservation Solutions, in the amount of 25,000 shares of Class B common stock of Sensus (Bermuda 1) Ltd. The options are service time vested over five years from the date of grant, provided that no vesting occurs prior to the second anniversary of the date of the grant. In addition, the vesting of the options may accelerate upon the occurrence of certain stated liquidity events. The options have an exercise price of $6.00 per share. The grant was made in accordance with and subject to the terms and conditions of the Sensus Metering Systems 2007 Stock Option Plan (the “Option Plan”). The Company expects to enter into an option agreement with Mr. Yeates substantially in the form of the Company’s Notice of Stock Option Grant and Nonqualified Stock Option Agreement (together, the “Option Agreement”). Copies of the Option Plan and the Option Agreement were filed as Exhibits 10.1 and 10.2, respectively, to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Sensus Metering Systems 2007 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007).

10.2	Sensus Metering Systems Form of Nonqualified Stock Option Grant (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSUS (BERMUDA 2) LTD.

Dated: August 26, 2009	By:	/s/ Peter Mainz
	Name:	Peter Mainz
	Title:	Chief Executive Officer & President

SENSUS USA INC.

Dated: August 26, 2009	By:	/s/ Peter Mainz
	Name:	Peter Mainz
	Title:	Chief Executive Officer & President